Marathon Petroleum Corp. Reports Third-Quarter 2020 Results

•	Reported third-quarter loss of $1.0 billion, or $(1.57) per diluted share, including net pre-tax charges of $525 million; adjusted loss of $649 million, or $(1.00) per diluted share

•	On-track to exceed targeted reductions of $1.4 billion of capital spending and $950 million of operating expense; implemented workforce reduction plan

•	Progressing $21 billion Speedway sale; continue to target first-quarter 2021 close

•	Starting up Dickinson, N.D. renewable fuels facility

•	Continuing strategic repositioning of Martinez refinery to renewable diesel facility

•	Available liquidity exceeds $7 billion

FINDLAY, Ohio, Nov. 2, 2020 – Marathon Petroleum Corp. (NYSE: MPC) today reported a net loss of $1.0 billion, or $(1.57) per diluted share, for the third quarter of 2020, compared with net income of $1.1 billion, or $1.66 per diluted share, for the third quarter of 2019.
Third-quarter 2020 results include net pre-tax charges of $525 million as shown in the accompanying release tables. Adjusted net loss was $649 million, or $(1.00) per diluted share, for the third quarter of 2020, compared with adjusted net income of $1.1 billion, or $1.63 per diluted share, for the third quarter of 2019.
“The challenges created by COVID continued through the third quarter,” said President and Chief Executive Officer Michael J. Hennigan. “Despite some recovery, global demand for our products and services remains significantly below historical levels, which continues to pressure profitability for both our company and the industry.
“As we navigate these challenges, we remain focused on the aspects of our business within our control. First, we strengthened the competitive position of our assets by advancing our investments in renewables. Our Dickinson renewable fuels facility is starting up. With respect to the conversion of our Martinez refinery into a renewable diesel facility, we filed for permits, progressed feedstock supplier discussions, and began detailed engineering activities. Second, we continued working toward a first-quarter 2021 closing for the Speedway sale and remain committed to using the proceeds to strengthen our balance sheet and return capital to shareholders. And third, we took incremental steps to reduce our cost structure, including the implementation of a workforce reduction plan. The difficult decision to reduce our workforce was not made lightly, and we are committed to treating our employees with integrity and respect as we take these necessary steps to position the company for through-cycle resiliency.”

Results from Operations
On Aug. 2, 2020, MPC entered into a definitive agreement to sell Speedway to 7-Eleven, Inc. for $21 billion in cash. Due to the announced sale, MPC has made the following changes to its third-quarter 2020 and historical results:

•	Speedway’s results are required to be presented separately as discontinued operations.

•	The retained direct dealer business results are reported within the Refining & Marketing segment.

•	As a result of the above, MPC no longer presents a separate Retail segment, which had included these two businesses.
Speedway’s results are presented differently under discontinued operations accounting as compared to their previous presentation. The major changes include:

•
MPC ceased recording depreciation and amortization (D&A) for Speedway at the time of signing the sale agreement, and therefore, third quarter results reflect only one month of D&A for Speedway’s assets. D&A was $36 million for the month of July 2020.

•
Corporate costs are no longer allocable to Speedway under discontinued operations accounting. Results for all periods presented have been recast to exclude any allocation of corporate costs to Speedway. These costs have averaged approximately $7 million per quarter in 2020.

	Three Months Ended September 30,
(In millions)	2020	2019
Income (loss) from continuing operations by segment
Refining & Marketing(a)	$(1,569)	$989
Midstream	960	919
Corporate(b)	(197)	(206)
Income (loss) from continuing operations before items not allocated to segments	(806)	1,702
Items not allocated to segments:
Transaction-related costs	—	(22)
Impairments	(433)	—
Restructuring expenses	(348)	—
LCM inventory valuation adjustment	530	—
Income (loss) from continuing operations	$(1,057)	$1,680

Income from discontinued operations
Speedway	$456	$344
Transaction-related costs	(18)	—
Income from discontinued operations	$438	$344

Income (loss) from continuing and discontinued operations	$(619)	$2,024

(a)
Recast to reflect direct dealer income from operations of $103 million and $106 million for the third quarters of 2020 and 2019, respectively. Includes a last-in, first-out (LIFO) liquidation charge of $256 million in the third quarter of 2020.

(b)	Recast to reflect corporate costs of $7 million and $8 million for the third quarters of 2020 and 2019, respectively, that are no longer allocable to Speedway under discontinued operations accounting.

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $1.0 billion in the third quarter of 2020, compared with $3.1 billion for the third quarter of 2019. As detailed in the table below, adjusted EBITDA is shown for both continuing and discontinued operations. Adjusted EBITDA from continuing operations excludes refining planned turnaround costs.

Reconciliation of Income (Loss) From Operations to Adjusted EBITDA

	Three Months Ended September 30,
(In millions)	2020	2019
Refining & Marketing Segment
Segment income (loss) from operations	$(1,569)	$989
Add: Depreciation and amortization	456	416
Refining planned turnaround costs	234	164
LIFO liquidation charge	256	—
Segment Adjusted EBITDA	$(623)	$1,569
Midstream Segment
Segment income from operations	$960	$919
Add: Depreciation and amortization	335	300
Segment EBITDA	$1,295	$1,219

Segment Adjusted EBITDA	$672	$2,788
Corporate	(197)	(206)
Add: Depreciation and amortization	39	45
Adjusted EBITDA from continuing operations	$514	$2,627

Speedway
Speedway	$456	$344
Add: Depreciation and amortization(a)	36	94
Adjusted EBITDA from discontinued operations	$492	$438

Adjusted EBITDA from continuing and discontinued operations	$1,006	$3,065

(a)	As of August 2, 2020, MPC ceased recording depreciation and amortization for Speedway.

Refining & Marketing (R&M)
As discussed above, R&M segment results now include the results of the direct dealer business. Prior periods have been recast to reflect this change in segment presentation.
R&M segment loss from operations was $1.6 billion in the third quarter of 2020, compared with income of $989 million for the third quarter of 2019. Third quarter 2020 and third quarter 2019 R&M segment results include direct dealer income from operations of $103 million and $106 million, respectively. Segment results also include a LIFO liquidation charge of $256 million in the third quarter of 2020.
Segment adjusted EBITDA was $(623) million in the third quarter of 2020, versus $1.6 billion for the third quarter of 2019. Segment adjusted EBITDA excludes refining planned turnaround costs, which totaled $234 million in the third quarter of 2020 and $164 million in the third quarter of 2019. It also excludes a non-cash LIFO liquidation charge of $256 million in the third quarter of 2020. The decrease in R&M earnings was primarily due to reduced throughput, lower crack spreads, and weaker crude differentials.

R&M margin, excluding the LIFO liquidation charge, was $8.28 per barrel for the third quarter of 2020, versus $15.11 for the third quarter of 2019. Crude capacity utilization was 84% (excluding idled facilities) resulting in total throughput of 2.5 million barrels per day. Clean product yield was 85%.
Midstream
There have been no changes to the presentation of midstream segment results.
Midstream segment income from operations, which primarily reflects the results of MPLX LP (NYSE: MPLX), was $960 million in the third quarter of 2020, compared with $919 million for the third quarter of 2019.
Segment EBITDA was $1.3 billion in the third quarter of 2020, versus $1.2 billion for the third quarter of 2019. Strong performance in the midstream segment in the current business environment was driven by stable, fee-based earnings, contributions from organic growth projects, and reduced operating expenses.
Corporate and Items Not Allocated
As discussed above, corporate costs are no longer allocable to Speedway under discontinued operations accounting. Prior periods have been recast to exclude any allocation of corporate costs to Speedway. These costs averaged approximately $7 million per quarter in 2020.
Corporate expenses totaled $197 million in the third quarter of 2020, compared with $206 million in the third quarter of 2019. Third quarter 2020 and third quarter 2019 corporate expenses include expenses of $7 million and $8 million, respectively, which are no longer allocable to Speedway.
Items not allocated to continuing operations included net charges of $251 million in the third quarter of 2020, compared with charges of $22 million in the third quarter of 2019. Third-quarter 2020 results include a $530 million lower of cost or market (LCM) inventory benefit, $433 million of impairment expense related to long-lived assets primarily related to the repositioning of the Martinez refinery, and $348 million of restructuring expenses related to the idling of the Martinez and Gallup refineries and costs related to our announced workforce reduction. Discontinued operations included $18 million of costs related to the Speedway separation in the third quarter of 2020.
Speedway
As discussed above, the results of Speedway are required to be reported separately as discontinued operations. MPC ceased recording D&A for Speedway in August 2020. Therefore, third-quarter 2020 results reflect $36 million for only one month of D&A, as compared to $94 million for three months of D&A in third-quarter 2019. Results for all periods presented exclude any allocation of corporate costs to Speedway. These costs have averaged approximately $7 million per quarter in 2020.
Speedway income from operations was $456 million in the third quarter of 2020, compared with $344 million for the third quarter of 2019. Speedway EBITDA was $492 million in the third quarter of 2020, versus $438 million for the third quarter of 2019. Quarterly results reflect higher fuel margin and merchandise sales partially offset by lower fuel volumes.
Speedway fuel margin was 30.25 cents per gallon in the third quarter of 2020, versus 26.04 cents per gallon in the third quarter of 2019. Same-store merchandise sales increased by 0.8% year-over-year and Speedway same-store gasoline sales volume decreased by 16.6% year-over-year.

Financial Position and Liquidity
As of Sept. 30, 2020, the company had $688 million in cash and cash equivalents (excluding MPLX’s cash and cash equivalents of $28 million), $5 billion available under a five-year bank revolving credit facility, $2 billion available under its two 364-day bank revolving credit facilities and $750 million available under its trade receivables securitization facility. The company also renewed its $1 billion 364-day bank revolving credit facility that was to expire in September.
In October, the company redeemed all of the $475 million outstanding aggregate principal amount of its senior notes due Oct. 1, 2022, using available revolver capacity. As of Oct. 31, 2020, the company had total credit facility availability, excluding MPLX facilities, in excess of $7 billion.
Strategic and Operations Update
The company continues to progress activities related to the $21 billion sale of Speedway to 7-Eleven, targeting a close of the transaction in the first quarter of 2021. The company expects to use proceeds from the sale to strengthen the balance sheet and return capital to shareholders. The arrangement includes a 15-year fuel supply agreement for approximately 7.7 billion gallons of fuel per year and the opportunity to supply additional 7-Eleven locations.
The Dickinson, North Dakota renewable fuels facility is starting up. At full capacity, the facility is expected to produce 12,000 barrels per day of renewable diesel from corn and soybean oil. MPC intends to sell the renewable diesel into the California market to comply with the California Low Carbon Fuel Standard.
The company also progressed activities associated with the conversion of the Martinez refinery to a renewable diesel facility, including applying for permits, advancing discussions with feedstock suppliers, and beginning detailed engineering activities. As envisioned, the Martinez facility would be expected to start producing renewable diesel in 2022, with a potential to build to full capacity of 48,000 barrels per day in 2023.
Consistent with MPC's midstream strategy of developing long-haul pipelines and other logistics solutions, the company advanced several projects during the quarter, including the Wink to Webster crude oil pipeline, the Whistler natural gas pipeline, and the reversal of the Capline crude pipeline. Each of these projects is backed by minimum volume commitments.
Fourth Quarter 2020 Outlook

Refining & Marketing Segment:
Refining operating costs per barrel(a)	$5.50
Distribution costs (in millions)	$1,320
Refining planned turnaround costs (in millions)	$100
Depreciation and amortization (in millions)	$465

Refinery throughputs (mbpd):
Crude oil refined	2,265
Other charge and blendstocks	215
Total	2,480

(a)	Excludes refining planned turnaround and depreciation and amortization expense.

Speedway	Range
Fuel sales (millions of gallons)	1,450	1,650
Merchandise sales (in millions)	$1,550	$1,650

Corporate and unallocated items (in millions)	$185

Conference Call
At 9:30 a.m. EST today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at www.marathonpetroleum.com. A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at www.marathonpetroleum.com.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.
Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Brian Worthington, Manager, Investor Relations

Media Contact: (419) 421-3312
Jamal Kheiry, Manager, Communications

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,“ “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the effects of the recent outbreak of COVID-19, including any related government policies and actions, and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including, but not limited to, our growth, operating costs, labor availability, logistical capabilities, customer demand for our products and industry demand generally, margins, inventory value, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally; the effects of the recent outbreak of COVID-19, and the current economic environment generally, on our working capital, cash flows and liquidity, which can be significantly affected by decreases in commodity prices; our ability to reduce capital and operating expenses; with respect to the proposed sale of Speedway, the ability to successfully complete the sale within the expected timeframe, on the expected terms, or at all, based on numerous factors, including the failure to satisfy any of the conditions to the consummation of the proposed transaction (including obtaining certain governmental or regulatory approvals on the proposed terms and schedule), the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; MPC’s ability to utilize the proceeds as anticipated; the risk that the dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the proposed transaction will exceed our estimates; and our ability to capture value and realize the other expected benefits from the associated ongoing supply relationship following consummation of the proposed sale; the risk that the cost savings and any other synergies from our acquisition of Andeavor and the acquisition of Andeavor Logistics LP (ANDX) by MPLX LP (MPLX) may not be fully realized or may take longer to realize than expected, including whether the ANDX transaction will be accretive within the expected timeframe or at all; disruption from the Andeavor or ANDX transactions making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor or ANDX, respectively; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects, including the potential conversion of the Martinez Refinery to a renewable diesel facility; the receipt of relevant third party and/or regulatory approvals; the reliability of processing units and other equipment; the successful realization of business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans, complete announced capital projects and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components, including those undertaken in connection with the Speedway sale and workforce reduction; the potential effects of judicial or other proceedings, including remedial actions involving removal and reclamation obligations under environmental regulations, on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic (including any related government policies and actions), other infectious disease outbreaks, natural hazards, extreme weather events or otherwise; general economic, political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, regulation or taxation and other economic and political developments (including those caused by public health issues and outbreaks); non-payment or non-performance by our producer and other customers; compliance with federal and state environmental, economic, health and safety, energy and other policies, permitting and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and in Forms 10-Q and other filings, filed with the SEC. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Annual Report on Form 10-K for the year ended December 31, 2019, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.
We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Any forward-looking statements speak only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per-share data)	2020	2019	2020	2019
Revenues and other income:
Sales and other operating revenues(a)	$17,408	$27,552	$51,807	$83,140
Income (loss) from equity method investments(b)	117	104	(1,037)	272
Net gain on disposal of assets	1	2	6	220
Other income	22	30	69	93
Total revenues and other income	17,548	27,688	50,845	83,725
Costs and expenses:
Cost of revenues (excludes items below)(a)	16,673	24,345	48,517	74,626
LCM inventory valuation adjustment	(530)	—	1,185	—
Impairment expense	433	—	8,280	—
Depreciation and amortization	830	761	2,526	2,375
Selling, general and administrative expenses	673	761	2,080	2,413
Restructuring expenses	348	—	348	—
Other taxes	178	141	546	407
Total costs and expenses	18,605	26,008	63,482	79,821
Income (loss) from continuing operations	(1,057)	1,680	(12,637)	3,904
Net interest and other financial costs	359	312	1,032	932
Income (loss) from continuing operations before income taxes	(1,416)	1,368	(13,669)	2,972
Provision (benefit) for income taxes on continuing operations	(304)	255	(2,105)	600
Income (loss) from continuing operations, net of tax	(1,112)	1,113	(11,564)	2,372
Income from discontinued operations, net of tax	371	254	881	621
Net income (loss)	(741)	1,367	(10,683)	2,993
Less net income (loss) attributable to:
Redeemable noncontrolling interest	20	20	61	61
Noncontrolling interests	257	252	(501)	738
Net income (loss) attributable to MPC	$(1,018)	$1,095	$(10,243)	$2,194

Per share data
Basic:
Continuing operations	$(2.14)	$1.28	$(17.13)	$2.37
Discontinued operations	0.57	0.39	1.35	0.94
Net income per share	$(1.57)	$1.67	$(15.78)	$3.31

Weighted average shares outstanding (in millions)	650	656	649	663
Diluted:
Continuing operations	$(2.14)	$1.27	$(17.13)	$2.35
Discontinued operations	0.57	0.39	1.35	0.93
Net income per share	$(1.57)	$1.66	$(15.78)	$3.28

Weighted average shares outstanding (in millions)	650	660	649	668

(a)
In accordance with discontinued operations accounting, Speedway sales to retail customers and net results are reflected in income from discontinued operations, net of tax and Refining & Marketing intercompany sales to Speedway are presented as third-party sales.

(b)	The 2020 YTD period includes $1,315 million of impairment expense.

Income Summary for Continuing Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Income (loss) from continuing operations by segment
Refining & Marketing(a)	$(1,569)	$989	$(3,610)	$1,750
Midstream	960	919	2,734	2,705
Corporate(b)	(197)	(206)	(625)	(589)
Income (loss) from continuing operations before items not allocated to segments	(806)	1,702	(1,501)	3,866
Items not allocated to segments:
Equity method investment restructuring gains(c)	—	—	—	207
Transaction-related costs(d)	—	(22)	(8)	(147)
Litigation	—	—	—	(22)
Impairments(e)	(433)	—	(9,595)	—
Restructuring expenses(f)	(348)	—	(348)	—
LCM inventory valuation adjustment	530	—	(1,185)	—
Income (loss) from continuing operations	(1,057)	1,680	(12,637)	3,904
Net interest and other financial costs	359	312	1,032	932
Income (loss) from continuing operations before income taxes	(1,416)	1,368	(13,669)	2,972
Provision (benefit) for income taxes on continuing operations	(304)	255	(2,105)	600
Income (loss) from continuing operations, net of tax	$(1,112)	$1,113	$(11,564)	$2,372

(a)
Recast to reflect direct dealer income from operations of $103 million, $106 million, $303 million and $295 million for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively. Includes a LIFO liquidation charge of $256 million in the third quarter of 2020.

(b)
Recast to reflect corporate costs of $7 million, $8 million, $20 million and $21 million for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively, that are no longer allocated to Speedway under discontinued operations accounting.

(c)	Represents gain related to the formation of a new joint venture: Capline LLC in the 2019 YTD period.

(d)	2020 includes costs incurred in connection with the Midstream strategic review. 2019 includes employee severance, retention and other costs related to the acquisition of Andeavor.

(e)	Includes $7.4 billion goodwill impairment, $1.3 billion impairment of equity method investments and $886 million impairment of long-lived assets in 2020 YTD period.

(f)	Restructuring expenses include $189 million of exit and disposal costs related to indefinite idling of the Martinez and Gallup refineries and $159 million of employee separation costs.

Income Summary for Discontinued Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Income from discontinued operations
Speedway	$456	$344	$1,282	$831
Transaction-related costs(a)	(18)	—	(75)	—
LCM inventory valuation adjustment	—	—	(25)	—
Income from discontinued operations	438	344	1,182	831
Net interest and other financial costs	5	5	15	13
Income from discontinued operations before income taxes	433	339	1,167	818
Provision for income taxes on discontinued operations	62	85	286	197
Income from discontinued operations, net of tax	$371	$254	$881	$621

(a)	Costs related to the Speedway separation.

Capital Expenditures and Investments (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Refining & Marketing(a)	$254	$569	$995	$1,411
Midstream	300	783	1,199	2,420
Corporate(b)	45	62	146	141
Speedway	69	169	200	344
Total	$668	$1,583	$2,540	$4,316

(a)
Recast to reflect direct dealer capital expenditures of $6 million, $8 million, $25 million and $26 million for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively.

(b)
Includes capitalized interest of $29 million, $32 million, $85 million and $97 million for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively.

Refining & Marketing Operating Statistics (Unaudited)
The retained direct dealer business is now reported within the Refining & Marketing segment. The historical results have been recast.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Dollar per barrel of net refinery throughput:
Refining & Marketing margin, excluding LIFO liquidation charge(a)(b)	$8.28	$15.11	$9.46	$14.17
LIFO liquidation charge	(1.10)	—	(0.36)	—
Refining & Marketing margin(a)(b)	7.18	15.11	9.10	14.17
Less:
Refining operating costs	5.41	5.44	5.85	5.45
Distribution costs(a)(d)	5.61	4.32	5.35	4.49
Refining planned turnaround costs	1.01	0.56	1.02	0.69
Depreciation and amortization(a)	1.96	1.55	1.95	1.56
Plus (Less):
Purchase accounting - depreciation and amortization(a)	—	0.12	—	0.01
Other(a)(e)	0.08	0.05	0.01	0.06
Refining & Marketing income (loss) from operations(a)	$(6.73)	$3.41	$(5.06)	$2.05

Refining & Marketing refined product sales volume (mbpd)(f)	3,201	3,706	3,222	3,730
Crude oil refining capacity (mbpcd)(g)	2,860	3,021	2,997	3,021
Crude oil capacity utilization (percent)(g)	84	98	82	97
Refinery throughputs (mbpd):(h)
Crude oil refined	2,390	2,969	2,446	2,925
Other charge and blendstocks	146	187	155	200
Net refinery throughput	2,536	3,156	2,601	3,125
Sour crude oil throughput (percent)	49	47	50	49
Sweet crude oil throughput (percent)	51	53	50	51
Refined product yields (mbpd):(h)
Gasoline	1,311	1,553	1,305	1,538
Distillates	872	1,103	908	1,091
Propane	50	56	51	55
Feedstocks and special products	230	334	266	345
Heavy fuel oil	21	44	28	47
Asphalt	92	106	83	90
Total	2,576	3,196	2,641	3,166

(a)	Recast to reflect direct dealer results in the Refining & Marketing segment.

(b)	Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput.

(c)	Excludes refining planned turnaround and depreciation and amortization expense.

(d)
Includes fees paid to MPLX, on a per barrel throughput basis, of $3.81, $2.74, $3.63 and $2.79, for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively. Excludes depreciation and amortization expense.

(e)	Includes income (loss) from equity method investments, net gain (loss) on disposal of assets and other income.

(f)	Includes intersegment sales.

(g)
Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities. Third-quarter and the first nine months of 2020 crude oil refining capacity excludes idled Martinez, Gallup and Dickinson facilities for the third quarter of 2020.

(h)	Excludes inter-refinery volumes of 55 mbpd,116 mbpd, 68 mbpd and 98 mbpd for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively.

Refining & Marketing Operating Statistics by Region (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gulf Coast
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)	$6.59	$11.26	$6.96	$9.46
Refining operating costs(c)	3.83	4.23	4.36	4.05
Refining planned turnaround costs	0.35	0.15	0.90	0.18
Refining depreciation and amortization	1.49	1.08	1.45	1.08

Refinery throughputs (mbpd):(d)
Crude oil refined	962	1,115	984	1,146
Other charge and blendstocks	122	203	134	183
Gross refinery throughput	1,084	1,318	1,118	1,329
Sour crude oil throughput (percent)	65	62	65	61
Sweet crude oil throughput (percent)	35	38	35	39
Refined product yields (mbpd):(d)
Gasoline	502	559	485	565
Distillates	388	429	383	438
Propane	25	27	26	27
Feedstocks and special products	182	297	228	295
Heavy fuel oil	4	14	8	15
Asphalt	16	20	18	21
Total	1,117	1,346	1,148	1,361

Mid-Continent
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)	$9.18	$17.42	$10.66	$17.69
Refining operating costs(c)	4.79	4.88	5.24	5.08
Refining planned turnaround costs	0.68	1.26	0.87	0.75
Refining depreciation and amortization	1.65	1.43	1.77	1.54

Refinery throughputs (mbpd):(e)
Crude oil refined	1,024	1,197	1,007	1,137
Other charge and blendstocks	42	48	45	51
Gross refinery throughput	1,066	1,245	1,052	1,188
Sour crude oil throughput (percent)	26	27	26	27
Sweet crude oil throughput (percent)	74	73	74	73
Refined product yields (mbpd):(e)
Gasoline	559	628	546	618
Distillates	343	415	358	405
Propane	19	19	18	19
Feedstocks and special products	66	86	59	65
Heavy fuel oil	9	14	12	15
Asphalt	75	84	64	68
Total	1,071	1,246	1,057	1,190

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
West Coast
Dollar per barrel of refinery throughput:(a)
Refining & Marketing margin(b)(g)	$10.15	$17.93	$12.42	$16.96
Refining operating costs(c)	10.15	7.74	9.66	7.98
Refining planned turnaround costs	3.28	0.02	1.47	1.45
Refining depreciation and amortization	1.69	1.08	1.54	1.06

Refinery throughputs (mbpd):(f)
Crude oil refined	404	657	455	642
Other charge and blendstocks	37	52	44	64
Gross refinery throughput	441	709	499	706
Sour crude oil throughput (percent)	70	59	70	63
Sweet crude oil throughput (percent)	30	41	30	37
Refined product yields (mbpd):(f)
Gasoline	250	366	274	355
Distillates	141	259	167	248
Propane	6	10	7	9
Feedstocks and special products	30	60	37	76
Heavy fuel oil	15	23	18	24
Asphalt	1	2	1	1
Total	443	720	504	713

(a)
The per barrel for Refining & Marketing margin is calculated based on net refinery throughput (excludes inter-refinery transfer volumes). The per barrel for the remaining items is calculated based on the gross refinery throughput (includes inter-refinery transfer volumes).

(b)	Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput. Excludes LIFO liquidation charge of $256 million in the 2020 periods.

(c)	Excludes refining planned turnaround and depreciation and amortization expense.

(d)	Includes inter-refinery transfer volumes of 34 mbpd, 79 mbpd, 44 mbpd and 54 mbpd for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively.

(e)	Includes inter-refinery transfer volumes of 8 mbpd, 11 mbpd, 9 mbpd and 11 mbpd for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively.

(f)	Includes inter-refinery transfer volumes of 13 mbpd, 26 mbpd, 15 mbpd and 33 mbpd for the third quarter 2020, third quarter 2019, first nine months of 2020 and first nine months of 2019, respectively.

(g)	Recast to reflect direct dealer results in the Refining & Marketing segment.

Midstream Operating Statistics (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Pipeline throughputs (mbpd)(a)	4,783	5,319	4,794	5,250
Terminal throughput (mbpd)	2,701	3,292	2,696	3,267
Gathering system throughput (million cubic feet per day)(b)	5,396	6,281	5,546	6,061
Natural gas processed (million cubic feet per day)(b)	8,512	8,804	8,592	8,629
C2 (ethane) + NGLs fractionated (mbpd)(b)	567	547	555	527

(a)	Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.

(b)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Speedway Operating Statistics (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Speedway fuel sales (millions of gallons)	1,583	1,992	4,416	5,820
Speedway fuel margin (dollars per gallon)(a)	$0.3025	$0.2604	$0.3640	$0.2379
Merchandise sales (in millions)	$1,733	$1,703	$4,797	$4,736
Merchandise margin (in millions)	$510	$498	$1,376	$1,376
Merchandise margin percent	29.4%	29.2%	28.7%	29.1%
Same store gasoline sales volume (period over period)(b)	(16.6)%	(2.8)%	(20.6)%	(2.8)%
Same store merchandise sales (period over period)(b)(c)	0.8%	5.2%	(0.9)%	5.6%
Total convenience stores at period-end	3,854	3,931

(a)	Includes bankcard processing fees (as applicable).

(b)	Same store comparison includes only locations owned at least 13 months.

(c)	Excludes cigarettes.

Select Financial Data (Unaudited)

(In millions)	September 30 2020	June 30 2020
Cash and cash equivalents(a)	$716	$1,091
MPC debt(b)	11,648	11,607
MPLX debt	20,349	20,559
Total consolidated debt(b)	31,997	32,166
Redeemable noncontrolling interest	968	968
Equity	29,414	30,849
Shares outstanding	651	650

(a)	Includes Speedway’s cash and cash equivalents of $98 million and $126 million, respectively, which is classified as assets held for sale on MPC’s consolidated balance sheets.

(b)	Includes Speedway’s debt of $120 million and $112 million, respectively, which is classified as liabilities held for sale on MPC’s consolidated balance sheets.

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to their most comparable GAAP financial measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures we use are as follows:
Adjusted Net Income Attributable to MPC
Adjusted net income attributable to MPC is defined as net income attributable to MPC excluding the items in the table below, along with their related income tax effect. For the three and nine months ended Sept. 30, 2020, we applied a combined federal and state statutory tax rate of 24% to the adjusted pre-tax loss for those periods. We have excluded these items because we believe that they are not indicative of our core operating performance and that their exclusion results in an important measure of our ongoing financial performance to better assess our underlying business results and trends.
Adjusted Diluted Earnings Per Share
Adjusted diluted earnings per share is defined as adjusted net income attributable to MPC divided by the number of weighted-average shares outstanding in the applicable period, assuming dilution.

Reconciliation of Net Income (Loss) Attributable to MPC to Adjusted Net Income (Loss) Attributable to MPC

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Net income (loss) attributable to MPC	$(1,018)	$1,095	$(10,243)	$2,194
Pre-tax adjustments:
Equity method investment restructuring gains	—	—	—	(207)
Transaction-related costs	18	22	83	147
Litigation	—	—	—	22
Impairments	433	—	9,595	—
Restructuring expenses	348	—	348	—
LIFO liquidation charge	256	—	256	—
LCM inventory valuation adjustment	(530)	—	1,210	—
Purchase accounting - depreciation and amortization	—	(57)	—	(17)
Out of period tax adjustment	—	—	—	36
Tax impact of adjustments(a)	(132)	7	(1,577)	13
Non-controlling interest impact of adjustments	(24)	6	(1,295)	2
Adjusted net income (loss) attributable to MPC	$(649)	$1,073	$(1,623)	$2,190

Diluted income (loss) per share	$(1.57)	$1.66	$(15.78)	$3.28
Adjusted diluted income (loss) per share(b)	$(1.00)	$1.63	$(2.50)	$3.27

(a)
For the three and nine months ended Sept. 30, 2020, income taxes for adjusted earnings was calculated by applying a combined federal and state statutory tax rate of 24% to the adjusted pre-tax loss for these periods. The corresponding adjustments to reported income taxes is shown in the table above.

(b)
Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Adjusted EBITDA & Segment Adjusted EBITDA
Adjusted EBITDA and Segment Adjusted EBITDA represent earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude refining turnaround costs, items not allocated to segment results and other items shown in the table below. We believe these non-GAAP financial measures are useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business or in the case of turnarounds, which provide benefits over multiple years. We also believe that excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds. Adjusted EBITDA and Segment Adjusted EBITDA should not be considered as a substitute for, or superior to segment income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA and Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Income (Loss) Attributable to MPC to Adjusted EBITDA from Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Net income (loss) attributable to MPC	$(1,018)	$1,095	$(10,243)	$2,194
Plus (Less):
Income from discontinued operations, net of tax	(371)	(254)	(881)	(621)
Net interest and other financial costs	359	312	1,032	932
Net income (loss) attributable to noncontrolling interests	277	272	(440)	799
Provision (benefit) for income taxes	(304)	255	(2,105)	600
Depreciation and amortization	830	761	2,526	2,375
Refining planned turnaround costs	234	164	725	587
Equity method investment restructuring gains	—	—	—	(207)
Transaction-related costs	—	22	8	147
Litigation	—	—	—	22
Impairments	433	—	9,595	—
Restructuring expenses	348	—	348	—
LIFO liquidation charge	256	—	256	—
LCM inventory valuation adjustment	(530)	—	1,185	—
Adjusted EBITDA from continuing operations	$514	$2,627	$2,006	$6,828

Reconciliation of Income from Discontinued Operations, Net of Tax to EBITDA from Discontinued Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Income from discontinued operations, net of tax	$371	$254	$881	$621
Plus:
Net interest and other financial costs	5	5	15	13
Provision for income taxes	62	85	286	197
Depreciation and amortization(a)	36	94	237	285
Transaction-related costs	18	—	75	—
LCM inventory valuation adjustment	—	—	25	—
Adjusted EBITDA from discontinued operations	$492	$438	$1,519	$1,116

(a)	As of August 2, 2020, Speedway ceased recording depreciation and amortization.

Refining & Marketing Margin
Refining margin is defined as sales revenue less the cost of refinery inputs and purchased products.
Reconciliation of Refining & Marketing Income (Loss) from Operations to Refining & Marketing Gross Margin and Refining & Marketing Margin
Effective in the third quarter of 2020, Refining & Marketing historical results have been recast and now include the results of the retained direct dealer business.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2020	2019	2020	2019
Refining & Marketing income (loss) from operations(a)	$(1,569)	$989	$(3,610)	$1,750
Plus (Less):
Selling, general and administrative expenses	518	536	1,576	1,662
LCM inventory valuation adjustment	530	—	(1,185)	—
(Income) loss from equity method investments	(16)	(6)	6	(10)
Net (gain) loss on disposal of assets	(1)	—	—	(8)
Other income	(1)	(8)	(9)	(30)
Refining & Marketing gross margin	(539)	1,511	(3,222)	3,364
Plus (Less):
Operating expenses (excluding depreciation and amortization)	2,408	2,643	7,481	7,881
LCM inventory valuation adjustment	(530)	—	1,185	—
Depreciation and amortization	456	416	1,392	1,319
Gross margin excluded from Refining & Marketing margin(b)	(101)	(179)	(285)	(464)
Other taxes included in Refining & Marketing margin	(19)	(3)	(62)	(8)
Refining & Marketing margin(a)	1,675	4,388	6,489	12,092
LIFO liquidation charge	256	—	256	—
Refining & Marketing margin, excluding LIFO liquidation charge	$1,931	$4,388	$6,745	$12,092

Refining & Marketing margin by region:
Gulf Coast	$637	$1,285	$2,051	$3,292
Mid-Continent	894	1,977	3,048	5,687
West Coast	400	1,126	1,646	3,113
Refining & Marketing margin, excluding LIFO liquidation charge	$1,931	$4,388	$6,745	$12,092

(a)	LCM inventory valuation adjustments are excluded from Refining & Marketing income from operations and Refining & Marketing margin.

(b)
The gross margin, excluding depreciation and amortization, of other related operations included in the Refining & Marketing segment such as biodiesel facilities, ethanol ventures, cogeneration power facilities and processing of credit card transactions on behalf of certain of our marketing customers.

Speedway Fuel Margin
Speedway fuel margin is defined as the price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees (where applicable).
Speedway Merchandise Margin
Speedway merchandise margin is defined as the price paid by consumers less the cost of merchandise.
Reconciliation of Income from Discontinued Operations to Speedway Gross Margin and Speedway Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Income from discontinued operations(a)	$438	$344	$1,182	$831
Plus (Less):
Operating, selling, general and administrative expenses	584	618	1,779	1,754
Income from equity method investments	(21)	(20)	(70)	(58)
Net gain on disposal of assets	1	(2)	—	(2)
Other income	(34)	(3)	(127)	(9)
Speedway gross margin	968	937	2,764	2,516
Plus (Less):
LCM inventory valuation adjustment	—	—	25	—
Depreciation and amortization	36	94	237	285
Speedway margin(a)	$1,004	$1,031	$3,026	$2,801

Speedway margin:
Fuel margin	$478	$519	$1,607	$1,385
Merchandise margin	510	498	1,376	1,376
Other margin	16	14	43	40
Speedway margin	$1,004	$1,031	$3,026	$2,801

(a)	LCM inventory valuation adjustments are excluded from income from discontinued operations and Speedway margin.